[LETTERHEAD]

January 8, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:   Wealthcraft Systems.Inc.
      Commission File No. 000-51575

Gentlemen:

This letter is to be filed in connection with the Periodic Report filed on Form 8-K/ A, Amendment No.2 by Wealthcraft Systems, Inc., formerly Parque LaQuinta Estates ("the Company"), which we have reviewed, to be filed with the Securities and Exchange Commission.

We were previously the principal accountants for the Company through November 13, 2006 when our appointment was terminated. We have read the Company's statements included under Item 4 of its Form 8-K dated November 13, 2006 and agree with such statements.

At this time, there are no accounting disagreements on the financial statements prepared by this firm and filed with the Securities and Exchange Commission.

If you have any questions this communication, please contact Kyle L. Tingle at
(702) regarding 450-2200.

Sincerely,

/s/ Kyle L. Tingle, CPA, LLC

Kyle L. Tingle, CPA, LLC